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                                                                 Exhibit 2.(a).4

                                 CDC CORPORATION

                            2005 STOCK INCENTIVE PLAN

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                                TABLE OF CONTENTS

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
1  DEFINITIONS...........................................................     3
2  EFFECTIVE DATE AND TERMINATION OF PLAN................................     5
3  ADMINISTRATION OF PLAN................................................     6
4  ELIGIBILITY AND GRANT OF AWARDS; ADMINISTRATOR AUTHORITY..............     6
5  NUMBER OF SHARES SUBJECT TO THE PLAN..................................     7
6  EXERCISE PRICE........................................................     7
7  PERIOD OF AWARD AND VESTING...........................................     8
8  OTHER TERMS AND CONDITIONS OF AWARDS..................................     8
9  EXERCISABILITY UPON AND AFTER TERMINATION OF GRANTEE..................     9
10 EXERCISE OF AWARDS....................................................     9
11 PAYMENT...............................................................    10
12 TAX WITHHOLDING.......................................................    10
13 NONTRANSFERABILITY OF AWARD...........................................    10
14 RIGHT OF FIRST REFUSAL; RIGHT OF REPURCHASE...........................    11
15 TERMS APPLICABLE TO AWARDS OF RESTRICTED STOCK AND RESTRICTED UNITS...    11
16 TERMS APPLICABLE TO PERFORMANCE AWARDS................................    12
17 TERMS APPLICABLE TO DEFERRED COMPENSATION AWARDS......................    12
18 REGULATIONS AND APPROVALS.............................................    13
19 INTERPRETATION........................................................    13
20 AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN......................    14
21 CHANGES IN CAPITAL STRUCTURE..........................................    14
22 RESERVATION OF SHARES.................................................    14
23 NO EFFECT ON RETIREMENT AND OTHER BENEFIT PLANS.......................    14
24 EFFECT OF SECTION 162(M) OF THE CODE..................................    14

25 NOTICES...............................................................    15
26 RIGHTS AS SHAREHOLDER.................................................    15
27 EXCULPATION AND INDEMNIFICATION.......................................    15
28 CAPTIONS..............................................................    15
29 GOVERNING LAW.........................................................    15
30 NON-U.S. SUSIDIARIES..................................................    15


                                       ii

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                                 CDC CORPORATION
                            2005 STOCK INCENTIVE PLAN

     CDC Corporation, a Cayman Islands corporation, wishes to attract and retain key employees and to encourage them to increase their efforts to promote the business of the Company and its Subsidiaries. In furtherance thereof, the CDC Corporation 2005 Stock Incentive Plan is designed to provide equity-based incentives to key employees and certain outside consultants and advisors to the Company and its Subsidiaries.

1    DEFINITIONS.

     Whenever used herein, the following terms shall have the meanings set forth below:

     "Administrator" means the Board or any of the Committees appointed to administer the Plan.

     "Applicable Laws" means the legal requirements relating to the administration of stock incentive plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system and the rules of any foreign jurisdiction applicable to Awards granted to residents therein.

     "Award" means the grant of an Option, Restricted Stock, Restricted Unit, SAR, Performance Share, Performance Cash, Deferred Compensation Award or other right or benefit under the Plan.

     "Award Agreement" means a written agreement in a form approved by the Administrator to be entered into by the Company and the Grantee of an Award, as provided in Section 4. An Award Agreement may be an "Option Agreement," a "Restricted Stock Agreement," a "Restricted Unit Agreement," a "SAR Agreement," a "Performance Share Agreement," a "Performance Cash Agreement" or a "Deferred Compensation Award Agreement."

     "Board" means the Board of Directors of the Company.

     "Cause" means, with respect to the termination by the Company or a Related Entity of the Grantee's Continuous Service, that such termination is for "Cause" as such term is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee's: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; (ii) dishonesty, intentional misconduct or material breach of any agreement with the Company or a Related Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

     "Change in Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any person or group; (ii) any person or group is or becomes the beneficial owner, directly or indirectly, of more than 50% of the voting shares of the Company, including by way of merger, consolidation or otherwise; and (iii) the first day on which a majority of the members of the Board are not continuing directors.

     "Code" means the United States Internal Revenue Code of 1986, as amended.

     "Committee" means the Committee appointed by the Board under Section 3.

     "Common Shares" means the Company's Class A Common Shares, par value US$0.00025 per share, either currently existing or authorized hereafter.

     "Company" means CDC Corporation, a company incorporated under the laws of Cayman Islands.

     "Consultant" means any person (other than an Employee or a Director, solely with respect to rendering services in such person's capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

     "Continuous Service" means the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant that is not interrupted or terminated. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity or any successor in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds ninety (90) days, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the expiration of such ninety (90) day period.

     "Covered Employee" means an Employee who is a "covered employee" under
Section 162(m)(3) of the Code.

     "Deferred Compensation Award" means an award of Restricted Stock granted to a Grantee pursuant to Section 17 of the Plan.

     "Director" means a member of the Board or the board of directors of any Related Entity.

     "Disability" means, unless otherwise provided by the Administrator in the Grantee's Award Agreement, a disability which renders the Grantee incapable of performing all of his or her material duties for a period of at least 60 consecutive or non-consecutive days during any consecutive twelve-month period.

     "Employee" means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a director's fee by the Company or a Related Entity shall not be sufficient to constitute "employment" by the Company.

     "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

     "Fair Market Value" per Share as of a particular date means (i) if Shares are then listed on a national stock exchange, the closing sales price per Share on the exchange for the last preceding date on which there was a sale of Shares on such exchange, as determined by the Administrator; (ii) if Shares are not then listed on a national stock exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for the Shares in such over-the-counter market for the last preceding date on which there was a sale of such Shares in such market, as determined by the Administrator; or (iii) if Shares are not then listed on a national stock exchange or traded on an over-the-counter market, such value as the Administrator in its discretion may in good faith determine; provided that, where the Shares are so listed or traded, the Administrator may make discretionary determinations where the Shares have not been traded for 10 trading days.

     "Grantee" means (i) in the case of Incentive Stock Options, an Employee to whom an Option is granted, or the Successors of a Grantee, as the context so requires, and (ii) in the case of all other Awards granted hereunder, means an Employee, a Director of the Company (whether or not such Director is also an Employee), a Consultant (excluding a Consultant who directly or indirectly promotes or maintains a market for the securities of the Company or any Subsidiary) who is not an Employee, and such other persons as the Administrator shall select from time to time, in each case to whom an Award is granted, or the Successors of a Grantee, as the context so requires.

     "Incentive Stock Option" means an Option qualified as such under Section 422 of the Code.

     "Insider" means an Officer, a member of the Board or any other person whose transactions in Shares are subject to Section 16 of the Exchange Act.

     "Non-Qualified Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

     "Officer" means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

     "Option" means the right to purchase, at a price and for the term fixed by the Administrator in accordance with the Plan, and subject to such other limitations and restrictions in the Plan and the applicable Award Agreement, a number of Shares determined by the Administrator.

     "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

     "Performance Award" means an Award of Performance Shares or Performance
Cash.

     "Performance Award Formula" means, for any Performance Award, a formula or table established by the Administrator which provides the basis for computing the value of a Performance Award at one or more threshold levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.

     "Performance-Based Compensation" means compensation qualifying as "performance-based compensation" under Section 162(m) of the Code.

     "Performance Cash" means the right, awarded to a Grantee pursuant to an Award Agreement, to receive an amount in cash, as determined by the Administrator, based on performance. "Performance Goal" means a performance goal established by the Administrator.

     "Performance Period" means a period established by the Administrator at the end of which one or more Performance Goals are to be measured.

     "Performance Share" means the right, awarded to a Grantee pursuant to an Award Agreement, to receive Shares issued under the Plan, as determined by the Administrator, based on performance, or the cash equivalent thereof based upon the Fair Market Value thereof.

     "Plan" means the Company's 2005 Stock Incentive Plan, as set forth herein and as the same may from time to time be amended.

     "Related Entity" means any Parent, Subsidiary and any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or a Subsidiary holds a substantial ownership interest, directly or indirectly.

     "Restricted Stock" or "Stock Unit" means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to the provisions of
Section 15 or such other restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions and other terms and conditions as established by the Administrator.

     "Restricted Unit" means the right, awarded to a Grantee pursuant to an Award Agreement, to receive an amount in cash equal to the Fair Market Value of one Share, for such consideration, if any, and subject to the provisions of
Section 15 or such other restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions and other terms and conditions as established by the Administrator.

     "Retirement" means, unless otherwise provided by the Administrator in the Grantee's Award Agreement, the termination (other than for Cause) of employment (or other termination of service, in the case of key consultants or directors) of a Grantee on or after the Grantee's attainment of age 65 or on or after the Grantee's attainment of age 55 with five consecutive years of service with the Company and or its Subsidiaries.

     "SAR" or "Stock Appreciation Right" means the right, awarded to a Grantee pursuant to an Award Agreement, to receive an amount equal to the excess, if any, of the Fair Market Value of one Share on the date of exercise of the SAR over the exercise price.

     "Securities Act" means the United States Securities Act of 1933, as amended.

     "Shares" mean Common Shares of the Company.

     "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

     "Successor" of a Grantee means the legal representative of the estate of a deceased Grantee or the person or persons who shall acquire the right to exercise an Award by bequest or inheritance or by reason of the death of the Grantee.

2    EFFECTIVE DATE AND TERMINATION OF PLAN.

     The effective date of the Plan is that date on which the Plan is approved by the shareholders and the Board of the Company. The Plan shall not become effective unless and until it is so approved. The Plan shall terminate on, and no Award shall be granted hereunder on or after, the 10-year anniversary of the earlier of the approval of the Plan by (i) the Board or (ii) the shareholders of the Company; provided, however, that the Board may at any time prior to that date terminate the Plan.

3    ADMINISTRATION OF PLAN.

     (a) With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by the Administrator which may be a Committee appointed by the Board, which Committee shall be constituted in such manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from
Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

     (b) With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by the Administrator which may be a Committee appointed by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

     (c) Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the "Administrator" or to the "Committee" shall be deemed to be references to such Committee or subcommittee.

     (d) The acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee for purposes of the Plan. No member of the Committee may act as to matters under the Plan specifically relating to such member.

     (e) The Plan may be administered by different bodies with respect to Directors, Officers, Consultants and Employees who are neither Directors nor Officers.

4    ELIGIBILITY AND GRANT OF AWARDS; ADMINISTRATOR AUTHORITY.

     (a) Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall, in its discretion as reflected by the terms of the Award Agreements:

          (i) Select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

          (ii) Authorize the granting of Awards to eligible Grantees;

          (iii) Determine and designate from time to time those eligible Grantees to whom Awards (which, in the case of Options granted to employees of the Company and its Subsidiaries, may be qualified under Section 422 of the
Code) are to be granted and the number of Shares to be awarded to each Grantee;

          (iv) Determine the number of Shares, size of the Award or the amount of other consideration to be covered by each Award granted hereunder;

          (v) Approve the forms of Award Agreements for use under the Plan;

          (vi) Determine the time or times when and the manner and condition in which each Award shall be exercisable or vest, and the duration of the exercise period;

          (vii) Determine or impose other conditions to the grant, exercise or vesting of Awards under the Plan as it may deem appropriate (including in the case of Performance Awards, Performance Award Formulas, Performance Goals and Performance Periods); provided, however, that no Award shall be granted with terms or conditions which are inconsistent with the provisions of the Plan;

          (viii) Amend the terms of any outstanding Award granted under the Plan (including but not limited to the exercise price of any Option); provided that any amendment that would adversely affect the Grantee's rights under an outstanding Award shall not be made without the Grantee's written consent; and

          (ix) Take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

     (b) Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company, a parent or a Subsidiary.

     (c) SARs may be granted in tandem with all or any portion of a related Option (a "Tandem SAR") or may be granted independently of any Option (a "Freestanding SAR"). A Tandem SAR may be granted either concurrently with the grant of the related Option or at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such related Option.

     (d) The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award or such other date as is determined by the Administrator. Notice of the grant determination shall be given to each Employee, Director or Consultant to whom an Award is so granted within a reasonable time after the date of such grant.

     (e) In determining eligibility to receive an Award, as well as in determining the number of Shares to be awarded to any Grantee, the Administrator may consider the position and responsibilities of the Grantee, the nature and value to the Company of the Grantee's services and accomplishments whether directly or through its Subsidiaries, the Grantee's present and potential contribution to the success of the Company whether directly or through its Subsidiaries and such other factors as the Administrator may deem relevant. The Award Agreement shall contain such other terms, provisions and conditions not inconsistent herewith as shall be determined by the Administrator. The Grantee shall take whatever additional actions and execute whatever additional documents the Administrator may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Grantee pursuant to the express provisions of the Plan and the Award Agreement.

     (f) Nothing in the Plan or in any Option granted pursuant to the Plan shall confer on any individual any right with respect to the Grantee's Continuous Service or interfere in any way with the right of the Company or its Subsidiaries to terminate the individual's employment at any time, with or without Cause, and with or without notice.

     (g) Without limitation to the foregoing, the Award Agreement may contain terms and conditions which limit the Grantee's ability to exercise or the vesting of all or any portion of the Awards granted thereunder under circumstances in which the Grantee's performance of his or her duties falls below specified performance criteria set forth in such Award Agreement.

5    NUMBER OF SHARES SUBJECT TO THE PLAN.

     Subject to adjustments pursuant to Section 21, the maximum aggregate number of Shares which may be issued pursuant to all Awards is the aggregate number of Shares available for future grants and Shares subject to awards which expire or are cancelled or forfeited under the 1999 Stock Option Plan. Notwithstanding the foregoing provisions of this Section 5, Shares as to which an Award is granted under the Plan that remains unexercised at the expiration, forfeiture or other termination of such Award may be the subject of the grant of further Awards. Shares covered by an Award granted under the Plan shall not be counted as used unless and until they are actually issued and delivered to the Grantee. Any Shares covered by a SAR shall be counted as used only to the extent Shares are actually issued to the Grantee upon exercise of the right. Any Shares covered by an Award which is settled in cash shall be added to the Shares available under the Plan. Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares. The certificates for Shares issued hereunder may include any legend which the Administrator deems appropriate to reflect any restrictions on transfer hereunder or under the Award Agreement, or as the Administrator may otherwise deem appropriate.

     The maximum number of Options or SARs which may be awarded to any Grantee during any annual period during the term of the Plan is 1,000,000 in the aggregate. The maximum number of Shares which may be awarded to any Grantee during any annual period during the term of the Plan as Restricted Stock, Restricted Units or Performance Shares is 500,000 in the aggregate. The maximum amount of Performance Cash which any Grantee may earn during any annual period during the term of the Plan is US$500,000.

6    EXERCISE PRICE.

     The exercise or purchase price, if any, for an Award shall be as follows:

     (a) In the case of an Incentive Stock Option:

          (i) Granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

          (ii) Granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

     (b) In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than eighty-five percent (85%) of the Fair Market Value per Share on the date of grant unless otherwise determined by the Administrator.

     (c) In the case of a SAR, (i) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and
(ii) the exercise price per share subject to a Freestanding SAR shall be not less than eighty-five percent (85%) of the Fair Market Value per Share on the effective date of grant of the SAR.

     (d) In the case of Awards intended to qualify as Performance-Based Compensation, the exercise or purchase price, if any, shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

     (e) In the case of other Awards, such price as is determined by the Administrator.

     (f) Notwithstanding the foregoing provisions of this Section 6, in the case of an Award issued pursuant to Section 8(c), below, the exercise or purchase price for the Award shall be determined in accordance with the principles of
Section 424(a) of the Code.

7    PERIOD OF AWARD AND VESTING.

     (a) Unless earlier expired, forfeited or otherwise terminated, each Award shall expire in its entirety upon the seventh anniversary of the date of grant or shall have such other term as is set forth in the applicable Award Agreement, provided, however, that the term of an Incentive Stock Option shall be no more than seven (7) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement. The Award shall also expire, be forfeited and terminate at such times and in such circumstances as otherwise provided hereunder or under the Award Agreement.

     (b) Subject to Section 7(c) below, each Award, to the extent that there has been no termination of the Grantee's employment and the Award has not otherwise lapsed, expired, terminated or been forfeited, shall first become exercisable or vest according to the terms, conditions, performance criteria and restrictions set forth in the Award Agreement, as determined by the Administrator at the time of grant. Unless otherwise provided in the Award Agreement, no Award (or portion thereof) shall ever be exercisable or vest if the Grantee's employment with the Company and its Subsidiaries has terminated before the time at which such Award would otherwise have become exercisable or vest, and any Award that would otherwise become exercisable or vest after such termination shall not become exercisable or vest and shall be forfeited upon such termination. Notwithstanding the foregoing provisions of this Section 7(b), Awards exercisable or vesting pursuant to the schedule set forth by the Administrator at the time of grant may be fully or more rapidly exercisable or otherwise vested at any time in the discretion of the Administrator. Upon and after the death of a Grantee, such Grantee's Awards, if and to the extent otherwise exercisable hereunder or under the applicable Award Agreement after the Grantee's death, may be exercised by the Successors of the Grantee.

     (c) Tandem SARs shall be exercisable only at the time and to the extent that the related Option is exercisable, subject to such provisions as the Administrator may specify where the Tandem SAR is granted with respect to less than the full number of Shares subject to the related Option. The Administrator may, in its discretion, provide in any Award Agreement evidencing a Tandem SAR that such SAR may not be exercised without the advance approval of the Company and, if such approval is not given, then the Option shall nevertheless remain exercisable in accordance with its terms. A Tandem SAR shall terminate and cease to be exercisable no later than the date on which the related Option expires or is terminated or cancelled. Upon the exercise of a Tandem SAR with respect to some or all of the shares subject to such SAR, the related Option shall be cancelled automatically as to the number of shares with respect to which the Tandem SAR was exercised. Upon the exercise of an Option related to a Tandem SAR as to some or all of the shares subject to such Option, the related Tandem SAR shall be cancelled automatically as to the number of shares with respect to which the related Option was exercised.

8    OTHER TERMS AND CONDITIONS OF AWARDS

     (a) The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) an Option, or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or (iii) any other security with the value derived from the value of the Shares. Such awards include, without limitation, Options, sales or bonuses of Restricted Stock, Restricted Units, Stock Appreciation Rights, Performance Shares, Performance Cash or Deferred Compensation Awards, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.

     (b) Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options, to the extent of the Shares covered thereby in excess of the foregoing limitation, shall be treated as Non-Qualified Stock Options. For this purpose, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option.

     (c) The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

     (d) The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise or vesting of an Award, satisfaction of performance criteria or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award (but only to the extent that such deferral programs would not result in an accounting compensation charge unless otherwise determined by the Administrator). The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

     (e) The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

9    EXERCISABILITY UPON AND AFTER TERMINATION OF GRANTEE.

     (a) In the case of Options, Restricted Stock, Restricted Units and SARs, unless otherwise provided in the Award Agreement, if the Grantee's employment with the Company and its Subsidiaries terminates due to the death or Disability of the Grantee, the Grantee's Awards, to the extent then unexercised, unvested or unsettled, shall thereupon cease to be capable of vesting, and no exercise of an Award may occur after the expiration of the one-year period to follow such termination or, if earlier, the expiration of the term of the Award in accordance with Section 7.

     (b) In the case of Performance Awards, unless otherwise provided in the Award Agreement, if the Grantee's employment with the Company and its Subsidiaries terminates due to the death or Disability of the Grantee before the completion of the Performance Period applicable to the Performance Award, the final value of the Grantee's Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of months of the Grantee's Continuous Service during the Performance Period. Payment shall be made following the end of the Performance Period in any manner permitted by
Section 11(c).

     (c) Notwithstanding any other provision hereof, unless otherwise provided in the Award Agreement, if the Grantee's employment is terminated by the Company and its Subsidiaries for Cause, the Grantee's Awards, to the extent then unexercised, unvested or unsettled, shall thereupon cease to be exercisable or capable of vesting and shall be forfeited forthwith.

     (d) Notwithstanding any other provision hereof, unless otherwise provided in the Award Agreement, if (i) the Grantee's employment is terminated by the Company and its Subsidiaries (other than for Cause), (ii) the Grantee voluntarily terminates employment with the Company and its Subsidiaries (other than on account of death or Disability) or (iii) the Grantee's employment with the Company and its Subsidiaries terminates due to Retirement, the Grantee's Awards, to the extent then unexercised, unvested or unsettled, shall thereupon cease to be capable of vesting, and no exercise of an Award may occur after the expiration of the one-month period to follow such termination or, if earlier, the expiration of the term of the Award in accordance with Section 7.

     (e) Except as may otherwise be expressly set forth in this Section 9, and except as may otherwise be expressly provided under the Award Agreement, no provision of this Section 9 is intended to or shall permit the exercise of the Option to the extent the Option was not exercisable upon cessation of employment.

10   EXERCISE OF AWARDS.

     Subject to vesting and other restrictions provided for hereunder or otherwise imposed in accordance herewith, an Award shall be deemed to be exercised when written notice of such exercise has been given to the Company by the person entitled to exercise the Award and full payment (if any) for the Shares is made with respect to which the Award exercised, including, to the extent selected, use of any broker-dealer sale and remittance procedure to pay the purchase price which the Company may provide in its discretion.

11   PAYMENT.

     (a) The aggregate exercise or purchase price of an Award (if any) shall be paid in full upon the exercise or purchase of the Award, as the case may be. Payment must be made by one of the following methods:

          (i) a certified or bank cashier's check;

          (ii) the proceeds of a Company loan program or third-party sale program or a notice acceptable to the Administrator given as consideration under such a program, in each case if permitted by the Administrator in its discretion, if such a program has been established and the Grantee is eligible to participate therein;

          (iii) if permitted by the Administrator in its discretion, shares of previously owned Common Shares having an aggregate Fair Market Value on the date of exercise equal to the aggregate exercise price; or

          (iv) by any combination of such methods of payment or any other method acceptable to the Administrator in its discretion.

     (b) With respect to Options or SARs, the Administrator, in its discretion, may also permit the Grantee to elect to exercise an Option or SAR by receiving a combination of Shares and cash, or, in the discretion of the Administrator, solely in cash, with an aggregate Fair Market Value (or, to the extent of payment in cash, in an amount) equal to the excess of the Fair Market Value of the Shares with respect to which the Award is being exercised over the aggregate exercise price, as determined as of the day the Award is exercised.

     (c) With respect to Performance Awards, the Administrator, in its discretion, may permit the Grantee to elect to settle Performance Awards by receiving cash, Shares or a combination thereof. If payment is to be made in Shares, the number of such shares shall be determined by dividing the final value of the Performance Award by the value of a Share determined by the method specified in the Award Agreement. Such methods may include, without limitation, the closing market price on a specified date (such as the settlement date) or an average of market prices over a series of trading days. Shares issued in payment of any Performance Award may be fully vested and freely transferable shares or may be subject to restrictions on transfer.

     (d) Except in the case of Options exercised by certified or bank cashier's check, the Administrator may impose limitations and prohibitions on the exercise of Awards as it deems appropriate, including, without limitation, any limitation or prohibition designed to avoid accounting consequences which may result from the use of Common Shares as payment upon exercise of an Award. Any fractional Shares resulting from a Grantee's election that are accepted by the Company shall in the discretion of the Administrator be paid in cash.

12   TAX WITHHOLDING.

     The Administrator may, in its discretion, require the Grantee to pay to the Company or a Subsidiary at the time of grant, exercise or vesting of any Award the amount that the Administrator deems necessary to satisfy the Company's obligation to withhold income or other taxes incurred by reason of the grant, exercise or vesting. Upon grant, exercise or vesting of the Award, the Grantee may make a written election to have Shares and/or cash then issued withheld by the Company from the Shares and/or cash otherwise to be received, or to deliver previously owned Shares, in order to satisfy the liability for such withholding taxes. In the event that the Grantee makes, and the Administrator permits, such an election, the number of Shares and/or cash so withheld or delivered shall have an aggregate Fair Market Value on the respective date of grant, exercise or vesting sufficient to satisfy the applicable withholding taxes. Where the grant, exercise or vesting of an Award does not give rise to an obligation by the Company to withhold federal, state or local income or other taxes on the date of grant, exercise or vesting, but may give rise to such an obligation in the future, the Administrator may, in its discretion, make such arrangements and impose such requirements as it deems necessary or appropriate. Notwithstanding anything contained in the Plan to the contrary, the Grantee's satisfaction of any tax-withholding requirements imposed by the Administrator shall be a condition precedent to the Company's obligation as may otherwise be provided hereunder to provide Shares and/or cash to the Grantee, and the failure of the Grantee to satisfy such requirements with respect to the grant, exercise or vesting of an Award shall cause such Award to be forfeited.

13   NONTRANSFERABILITY OF AWARD.

     Incentive Stock Options granted under the Plan shall by its terms be non-transferrable by the Grantee except by will or the laws of descent and distribution of the jurisdiction wherein the Grantee is domiciled at the time of his death. For other Awards, the Administrator may (but need not) permit other transfers, where the Administrator concludes that such transferability is appropriate and desirable.

14   RIGHT OF FIRST REFUSAL; RIGHT OF REPURCHASE.

     At the time of grant, the Administrator may provide in connection with any grant made under the Plan that Shares received in connection with Awards shall be subject to a right of first refusal pursuant to which the Company shall be entitled to purchase such Shares in the event of a prospective sale of the Shares, subject to such terms and conditions as the Administrator may specify at the time of grant or (if permitted by the Award Agreement) thereafter, and to a right of repurchase, pursuant to which the Company shall be entitled to purchase such Shares at a price determined by, or under a formula set by, the Administrator at the time of grant or (if permitted by the Award Agreement) thereafter, subject to such other terms and conditions as the Administrator may specify at the time of grant.

15   TERMS APPLICABLE TO AWARDS OF RESTRICTED STOCK AND RESTRICTED UNITS.

     (a) Subject to Section 15(b) and Section 21, upon receipt of the Award of Restricted Stock, the Grantee shall have, unless otherwise provided by the Administrator, all the rights of a shareholder with respect to said Award, subject to the restrictions in his or her Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares. Grantees have no voting rights or rights to receive cash dividends with respect to the Award of Restricted Units until the Company's Shares are issued in settlement of such Awards; provided, however, the Administrator may grant Awards of Restricted Units that entitle their holders to receive dividend equivalents, which are rights to receive additional Restricted Units for a number of shares whose value is equal to any cash dividends the Company pays.

     (b) All shares of Restricted Stock and Restricted Units issued under the Plan (including, subject to Section 21, any shares received by Grantees thereof with respect to shares of Restricted Stock or Restricted Units as a result of stock dividends, stock splits or any other form of recapitalization or a similar transaction affecting the Company's securities without receipt of consideration), or any interest therein, may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, and shall be subject to such other restrictions on transfer set forth in the terms of each individual Award Agreement as the Administrator shall provide; provided, however, that, upon the vesting of Restricted Stock or Restricted Unit in accordance with the provisions of the Award Agreement all restrictions shall lapse and such Award shall become freely transferable, subject to restrictions under applicable state and federal securities laws. Unvested Restricted Stock and Restricted Units may not be sold or encumbered until all restrictions are terminated or expire. Any attempt to dispose of any Restricted Stock or Restricted Units in contravention of any such restrictions shall be null and void and without effect. A Grantee's rights in unvested Restricted Stock and Restricted Units shall lapse and his unvested Restricted Stock and Restricted Units shall be forfeited back to the Company one month following his termination of employment with the Company for any reason unless the Administrator shall determine otherwise in its sole discretion; provided, however, that if the Grantee paid any consideration for the Restricted Stock or Restricted Unit upon its issuance, then the Company shall reimburse him for the same upon such termination of employment and forfeiture of unvested Restricted Stock or Restricted Unit not later than ninety (90) days following such termination.

     (c) The Company shall not be required to issue stock certificates representing Restricted Stock awarded to a Grantee until such Restricted Stock vests. In the event the Company elects to issue share certificates representing Restricted Stock awarded to a Grantee prior to vesting, with respect to each share of unvested Restricted Stock, the Secretary of the Company, or such other escrow holder as the Administrator may appoint, shall retain physical custody of the certificate representing such share until the restrictions imposed under the Award Agreement with respect to such share expire or shall have been removed, whereupon the certificate representing such share shall be delivered to the Grantee; provided, however, that if other shares of still unvested Restricted Stock are also represented by the same stock certificate, then such certificate shall be retired and new certificates representing the vested and unvested portions of the Award shall be issued in place of the existing certificate. Certificates representing vested Shares shall be delivered to the Grantee. Any certificates representing shares of still unvested Restricted Stock shall be retained by the escrow holder.

     (d) If the Grantee is discharged from employment with the Company for Cause, or the Grantee performs acts of willful malfeasance or gross negligence in a matter of material importance to the Company, as determined by the Administrator, (a) any proceeds, gains or other economic benefit actually or constructively received by the Grantee upon any receipt of the Award of Restricted Stock or Restricted Units, or upon the receipt or resale of any Shares underlying the Award, must be paid to the Company, and (b) the Awards of Restricted Stock and/or Restricted Units shall terminate and (whether or not vested) shall be forfeited. The Administrator shall have sole discretion with respect to the application of the provisions of this paragraph and such exercise of discretion shall be conclusive and binding upon the Grantee, and all other persons.

     (e) By accepting an award of Restricted Stock, the Grantee agrees not to make an election under Section 83(b) of the Code, or any successor section thereto, with respect to Restricted Stock and Restricted Units without the prior written consent of the Administrator.

     (f) Until vesting, any certificates representing the Shares issued as Awards of Restricted Stock under the

Plan shall bear the following legend giving notice of restrictions on transfer of such shares under the Securities Act and under the Plan as follows:

     "The securities evidenced by this certificate are subject to certain limitations on transfer as set forth in that certain Award Agreement, dated as of ___________, 200__, between the Company and the shareholder a party thereto and the CDC Corporation 2005 Stock Incentive Plan (copies of which are available for inspection at the offices of the Company)."

and any other legends required by applicable state or federal securities laws, as determined by the Administrator.

16   TERMS APPLICABLE TO PERFORMANCE AWARDS.

     (a) Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Cash subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.

     (b) Unless otherwise provided by the Administrator in granting a Performance Award, each Performance Share shall have an initial value equal to the Fair Market Value of one (1) Share on the effective date of grant of the Performance Share, and Performance Cash shall have an initial value as set forth in the applicable Award Agreement. The final value payable to the Grantee in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Administrator are attained within the applicable Performance Period established by the Administrator.

     (c) In granting each Performance Award, the Administrator shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Grantee. The Company shall notify each Grantee granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.

     (d) As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Adminstrator shall certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Grantee and to be paid upon its settlement in accordance with the applicable Performance Award Formula.

     (e) In its discretion, the Administrator may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award granted to any Grantee who is not a Covered Employee to reflect such Grantee's individual performance in his or her position within the Company or such other factors as the Administrator may determine. If permitted under a Covered Employee's Award Agreement, the Administrator shall have the discretion, on the basis of such criteria as may be established by the Administrator, to reduce some or all of the value of the Performance Award that would otherwise be paid to the Covered Employee upon its settlement notwithstanding the attainment of any Performance Goal and the resulting value of the Performance Award determined in accordance with the Performance Award Formula. No such reduction may result in an increase in the amount payable upon settlement of another Grantee's Performance Award.

     (f) Unless otherwise required by law, payment of the final value, of any, if a Performance Award held by a Grantee who has taken in excess of thirty (30) days in leaves of absence during a Performance Period shall be prorated on the basis of the number of days of the Grantee's Continuous Service during the Performance Period during which the Grantee was not on a leave of absence.

17   TERMS APPLICABLE TO DEFERRED COMPENSATION AWARDS.

     (a) This Section 17 shall not be effective unless and until the Committee determines to establish a program pursuant to this Section. The Committee, in its discretion and upon such terms and conditions as it may determine, may establish one or more programs pursuant to the Plan under which:

          (i) Grantees designated by the Committee who are Insiders or otherwise among a select group of highly compensated Employees may irrevocably elect, prior to a date specified by the Committee, to reduce such Grantee's compensation otherwise payable in cash (subject to any minimum or maximum reductions imposed by the Committee) and to be granted automatically at such time or times as specified by the Committee one or more Awards of Restricted Stock with respect to such numbers of Shares as determined in accordance with the rules of the program established by the Committee and having such other terms and conditions as established by the Committee.

          (ii) Grantees designated by the Committee who are Insiders or otherwise among a select group of highly compensated Employees may irrevocably elect, prior to a date specified by the Committee, to be granted automatically an Award of Restricted Stock with respect to such number of Shares and upon such other terms and conditions as established by the Committee in lieu of (1) Shares otherwise issuable to such Grantee upon the exercise of an Option; (2) cash or Shares otherwise issuable to such Grantee upon the exercise of an SAR; or (3) cash or Shares otherwise issuable to such Grantee upon the settlement of a Performance Award.

     (b) 1'Deferred Compensation Awards shall not be subject to any vesting conditions.

     (c) A Grantee electing to receive an Award of Restricted Stock pursuant to this Section 17 shall specify at the time of such election a settlement date with respect to such Award. The Company shall issue to the Grantee as soon as practicable following the earlier of the settlement date elected by the Grantee or the date of termination of the Grantee's Continuous Service, a number of whole Shares equal to the number of whole Shares of Restricted Stock subject to the Award of Restricted Stock. Such Shares shall be fully vested, and the Grantee shall not be required to pay any additional consideration (other than applicable tax withholding) to acquire such shares. Any fractional Shares of Restricted Stock subject to the Award of Restricted Stock shall be settled by the Company by payment in cash of an amount equal to the Fair Market Value as of the payment date of such fractional share.

18   REGULATIONS AND APPROVALS.

     (a) The grant of any Award pursuant to the Plan and the obligation of the Company with respect to Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable U.S. federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator.

     (b) The Administrator may make such changes to the Plan as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain tax benefits applicable to share awards.

     (c) Each Award is subject to the requirement that, if at any time the Administrator determines, in its discretion, that the listing, registration or qualification of Shares pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Shares, no Awards shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions in a manner acceptable to the Administrator.

     (d) In the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required under the Securities Act, and the Administrator may require any individual receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to represent to the Company in writing that the Shares acquired by such individual are acquired for investment only and not with a view to distribution and that such Shares will be disposed of only if registered for sale under the Securities Act or if there is an available exemption for such disposition.

19   INTERPRETATION.

     The Administrator may make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate. Without limiting the generality of the foregoing, the Administrator may (i) determine
(A) the conditions under which a Grantee will be considered to have retired or become disabled and (B) whether any Grantee has done so; (ii) establish or assist in the establishment of a program (which need not be administered in a non-discriminatory or uniform manner) under which the Company or a third party may make bona-fide loans on arm's-length terms to any or all Grantees to assist such Grantees with the satisfaction of any or all of the obligations that such Grantees may have hereunder or under which third-party sales may be made for such purpose (including, without limitation, with respect to Options, a loan program under which the Company or a third party would advance the aggregate exercise price to the Grantee and be repaid with Option Shares or the proceeds thereof and a sale program under which funds to pay for Option Shares are delivered by a third party upon the third party's receipt from the Company of share certificates); (iii) determine the extent, if any, to which Award, or Shares shall be forfeited (whether or not such forfeiture is expressly contemplated hereunder); (iv) interpret the Plan and the Award Agreements hereunder, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law; and (v) take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof. Unless otherwise expressly provided hereunder, the Administrator, with respect to any Award, may exercise its discretion hereunder at the time of the award or thereafter. In the event of any dispute or disagreement as to the interpretation of the Plan or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan, the decision of the Administrator shall be final and binding upon all persons.

20   AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN.

     The Board may at any time amend, suspend or terminate the Plan as it shall deem advisable, except that no amendment may adversely affect a Grantee with respect to Awards previously granted unless such amendments are in connection with compliance with Applicable Laws; provided that the Board may not make any amendment in the Plan that would, if such amendment were not approved by the holders of the Common Shares, cause the Plan to fail to comply with any requirement of Applicable Laws, unless and until the approval of the holders of such Common Shares is obtained. No Award may be granted during any suspension of the Plan or after termination of the Plan. Any amendment, suspension or termination of the Plan (including termination of the Plan under Section 2, above, shall not affect Awards already granted, and such Awards shall remain in full force and effect as if the Plan had not been amended, suspended or terminated, unless mutually agreed otherwise between the Grantee and the Administrator, which agreement must be in writing and signed by the Grantee and the Company.

21   CHANGES IN CAPITAL STRUCTURE.

     If (i) the Company or its Subsidiaries shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or shares of the Company or its Subsidiaries or a transaction similar thereto, (ii) any share dividend, share split, reverse share split, share combination, reclassification, recapitalization or other similar change in the capital structure of the Company or its Subsidiaries, or any distribution to holders of Common Shares other than cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Administrator necessitates action by way of adjusting the terms of the outstanding Awards, then the Administrator may forthwith take any such action as in its judgment shall be necessary to preserve to the Grantees rights substantially proportionate to the rights existing prior to such event, including, without limitation, adjustments in (x) the number and kind of shares subject to Awards, (y) the exercise price, and (z) the number and kind of shares available under Section 5. To the extent that such action shall include an increase or decrease in the number of shares subject to outstanding Awards, the number of shares available under Section 5 above shall be increased or decreased, as the case may be, proportionately.

     If a Change in Control shall occur, then the Administrator may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the Change in Control (including, without limitation, the substitution of shares other than shares of the Company as the Shares subject to Award hereunder, and the acceleration of the exercisability or vesting of the Awards), provided that the Administrator determines that such adjustments do not have a substantial adverse economic impact on the Grantee as determined at the time of the adjustments.

     The judgment of the Administrator with respect to any matter referred to in this Section 21 shall be conclusive and binding upon each Grantee without the need for any amendment to the Plan.

22   RESERVATION OF SHARES.

     The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

23   NO EFFECT ON RETIREMENT AND OTHER BENEFIT PLANS.

     Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a "Retirement Plan" or "Welfare Plan" under the Employee Retirement Income Security Act of 1974, as amended.

24   EFFECT OF SECTION 162(M) OF THE CODE.

     The Plan, and all Awards issued thereunder, are intended to be exempt from the application of Section 162(m) of the Code. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to Covered Employees in a taxable year to the extent that compensation to such Covered Employee exceeds $1 million. It is possible that compensation attributable to options and other awards, when combined with all other types of compensation received by a Covered Employee, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock awards will generally qualify as performance-based compensation if (i) the award is granted by a compensation committee composed solely of two or more "outside directors," (ii) the plan contains a per-employee limitation on the number of awards which may be granted during a specified period, (iii) the plan is approved by the stockholders, and
(iv) under the terms of the award, the amount of compensation an employee could receive is based solely on an increase in the value of the stock after the date of the grant (which requires that the exercise price of the option is not less than the fair market value of the stock on the date of grant), and for awards other than options, established performance criteria that must be met before the award actually will vest or be paid.

     The Administrator may, without shareholder approval, amend the Plan retroactively and/or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 162(m) of the Code required to preserve the Company's Federal income tax deduction for compensation paid pursuant to the Plan. To the extent that the Administrator determines as of the date of grant of an Award that (i) the Award is intended to qualify as Performance-Based Compensation and (ii) the exemption described above is no longer available with respect to such Award, such Award shall not be effective until any shareholder approval required under Section 162(m) of the Code has been obtained.

25   NOTICES.

     All notices under the Plan shall be in writing, and if to the Company, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Board; and if to the Grantee, shall be delivered personally or mailed to the Grantee at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 25.

26   RIGHTS AS SHAREHOLDER.

     Neither the Grantee nor any person entitled to exercise the Grantee's rights in the event of death shall have any rights of a shareholder with respect to the Shares subject to an Award, except to the extent that a certificate for such Shares shall have been issued upon the exercise of the Award as provided for herein.

27   EXCULPATION AND INDEMNIFICATION.

     To the maximum extent permitted by law, the Company shall indemnify and hold harmless the members of the Board and the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person's duties, responsibilities and obligations under the Plan, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, wilful misconduct or criminal acts of such persons.

28   CAPTIONS.

     The use of captions in this Plan is for convenience. The captions are not intended to provide substantive rights.

29   GOVERNING LAW.

     THE PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, U.S.A. WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.

30   NON-U.S. SUSIDIARIES.

          Without amending the Plan, in consideration of the Company not being a U.S. corporation, the Administrator may allow for participation under the terms hereunder by Employees of non-U.S. Subsidiaries with such modifications of the terms and conditions otherwise specified hereunder as may, in the judgment of the Administrator, be necessary or desirable to foster and promote achievement of the purposes hereof, and, in furtherance of such purposes, the Administrator may adopt such amendments, procedures and the like as may be necessary or advisable to comply with provisions of laws (including tax laws) in other countries in which such Subsidiaries operate or have employees. Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan, the participation hereunder of each participating non-U.S. Subsidiary shall be deemed to be under a separate and distinct plan rather than under the Plan. Notwithstanding the foregoing, any limitations on the number of Shares which may be issued pursuant to all Awards set forth hereunder shall be applied and administered with respect to the aggregate of the Plan and all such separate plans.